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                                                                    Exhibit 99.1


MetLife Contact: Kevin Foley                Conning Contact: Paul Kopsky
                 212 578-4132                                314-444-0423
                 Kfoley@metlife.com                          Pkopsky@Conning.com
                 ------------------                          -------------------


                    METLIFE COMPLETES ACQUISITION OF CONNING

New York, April 19, 2000--Metropolitan Life Insurance Company and Conning Corporation (NASDAQ:CNNG) announced that MetLife has acquired all remaining shares of Conning Corporation by means of a cash merger effective today, completing its previously disclosed acquisition of Conning. Conning expects that its common stock will cease to be listed on the Nasdaq National Market commencing tomorrow, Thursday, April 20, 2000.

Conning provides asset management services primarily to insurance companies and institutional investors, manages private equity funds investing in insurance and insurance-related companies, and conducts in-depth research on the insurance industry.

Metropolitan Life Insurance Company, a subsidiary of MetLife, Inc., is a leading provider of insurance and financial services to individual and group customers. The company, with $418.8 billion of assets under management as of December 31, 1999, on a pro-forma basis, including the acquisition of GenAmerica Corporation, serves approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. MetLife also has international insurance operations in 10 countries. For more information about MetLife, please visit the company's Web site at www.metlife.com.